Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF FAT BRANDS INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

FAT Brands Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Second Amended and Restated Certificate of Incorporation is hereby amended by deleting Section 5.02 of Article V, and inserting the following in lieu thereof:

“Section 5.02 Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect directors, at each annual meeting of stockholders commencing with the 2022 Annual Meeting of Stockholders, all directors shall be elected for a one year term expiring at the next annual meeting of stockholders and the board shall not be classified.”

2. The Second Amended and Restated Certificate of Incorporation is hereby amended by deleting Section 5.04 of Article V, and inserting the following in lieu thereof:

“Section 5.04 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation with or without cause.”

3. The Second Amended and Restated Certificate of Incorporation is hereby amended by deleting Section 5.05 of Article V, and inserting the following in lieu thereof:

“Section 5.05 Vacancies and Newly Created Directorships. Subject to the rights and preferences of holders of any series of outstanding Preferred Stock with respect to the election of directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the number of directors shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by any other person or persons, including stockholders. Any director so elected shall hold office until the next annual meeting of stockholders and until such persons’ successor shall be duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.”

4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 20th day of December, 2022.

FAT BRANDS INC.

By:	/s/ Allen Z. Sussman
Name:	Allen Z. Sussman
Title:	Secretary